EXHIBIT 99.1

Press Release

DATE:
May 2, 2018

CADIZ INC. BOARD OF DIRECTORS TO ADD REPRESENTATIVES FROM
 WATER ASSET MANAGEMENT
Water Asset Management, a leader in public-private partnerships in the water industry, to appoint two new members to an expanded Cadiz Board

(LOS ANGELES, CA) – Today, Cadiz Inc. [NASDAQ: CDZI] ("Cadiz", the "Company") and Water Asset Management LLC ("WAM") announced an agreement to add two new members to its Board of Directors designated by WAM, the Company's largest equity shareholder.  WAM has extensive investment experience in the water sector and is actively managing water related activities across the western United States and internationally.
"We've been a long-time believer in the Cadiz Water Project and its promise to provide cost-effective water supply, storage and conveyance for the benefit of Southern California" said Disque Deane Jr., a WAM founder. "Until now, there hasn't been a private sector entity with the mission or ability to provide a complementary alternative to public agency water wholesalers and Cadiz presents a very real opportunity to do just that, in an environmentally responsible manner.  We strongly believe an enhanced Board will further the timely and successful execution of this strategy."
"WAM is a valued Cadiz shareholder and we have appreciated the input it has consistently provided to the Board during development of the Cadiz Water Project," said Geoff Grant, Lead Director of Cadiz. "We look forward to the contributions of their two designees and are grateful for their expertise at this important time for the Company."
The Cadiz Board of Directors will expand from nine to 11 members in order to accommodate the addition of the WAM designees.  The two WAM designees are expected to be named within the next 30 days and will immediately join the Board. All 11 members of the Board will be subject to shareholder approval at the 2018 Annual Meeting of Shareholders later this year. The two WAM designees will meet all SEC requirements for independent directors and at least one WAM designee will be assigned to serve on each of the Board Committees.
About WAM
Water Asset Management ("WAM") seeks to be a recognized leader in managing global water investments that solve water quality and availability issues Water Asset Management's investment team is comprised of experienced water industry professionals focused exclusively on identifying investable trends in the global water sector.  The team has successfully deployed capital in both public and private equity investments in the following sectors: regulated utilities, water resources, infrastructure, treatment and test/measurement.  Each member of the WAM team is committed to all aspects of the investment process and incentivized in the long-term success of its investment funds.
About Cadiz

Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources in Southern California. The Company maintains an organic agricultural development in the Cadiz Valley of eastern San Bernardino County, California and is partnering with public water agencies to implement the Cadiz Water Project, which over two phases will create a new water supply for approximately 400,000 people and make available up to 1 million acre-feet of new groundwater storage capacity for the region.  Cadiz abides by a wide-ranging "Green Compact" focused on environmental conservation and sustainable practices to manage its land, water and agricultural resources. For more information, please visit  www.cadizinc.com

Contact:
Courtney Degener
cdegener@cadizinc.com

FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company's forward-looking statements include the Company's ability to maximize value for Cadiz land and water resources, the Company's ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company's Securities and Exchange Commission filings.

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